EXHIBIT 99.1

Contact:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
201-414-2002	212-624-3912
rfisher@emdeon.com	jnewman@emdeon.com
Emdeon Corporation Provides Update
ELMWOOD PARK, NJ — December 16, 2005 — Emdeon Corporation (NASDAQ: HLTH) today provided the following corporate update:
Board of Directors Engages in CEO Succession Planning
In light of the health condition of Kevin Cameron, our Chief Executive Officer, the Board of Directors has determined to actively engage in succession planning with respect to the Chief Executive Officer position. Mr. Cameron is expected to continue as Chief Executive Officer until the completion of this process by the Board, which is expected to occur within the next three to four months. This process will be led by a Committee of the Board consisting of Martin J. Wygod, James V. Manning and Neil Dimick.
Financial Guidance Update
Emdeon expects its net income per share and its income before taxes, non-cash and other items per share for the quarter ending December 31, 2005 will be approximately $0.01 to $0.02 higher than previously forecasted, primarily due to lower than anticipated compensation and benefit expenses principally for employee healthcare and recently lowered estimates for senior corporate management bonuses. This updated guidance for income before taxes, non-cash and other items is $0.14 to $0.16 per share. This updated guidance for net income of $0.06 to $0.07 per share also reflects the previously disclosed effects from the outstanding tender offer which the Company estimates at approximately ($0.01) per share (assuming the completion of the tender offer for 60 million shares in accordance with its terms).
Emdeon reiterated that its revenues for the fourth quarter will be within the range of its financial guidance provided on November 3, 2005 of $320 to $330 million.
Additionally, Emdeon reiterated that, as previously announced on November 18, 2005, it expects that its 2006 revenue and earnings will be at the lower end of its financial guidance provided on November 3, 2005, primarily as a result of weakness in its Business Services segment.
This financial guidance excludes any expenses relating to the Department of Justice investigation of the Company and should be read in conjunction with other information concerning its financial guidance which is contained in Emdeon’s Current Reports on Form 8-K filed on November 3, 2005 (which contained a reconciliation of forward-looking non-GAAP financial measures to forward-looking GAAP financial measures) and November 23, 2005 (which discussed potential effects of the outstanding tender offer on our financial guidance).
About Emdeon
Emdeon is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
*****************************
WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.